As filed with the Securities and Exchange Commission on October 31, 2019

Registration No. 333-217294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HIGHPOWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4062622
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Building A1, 68 Xinxia Street, Pinghu,

Longgang, Shenzhen, Guangdong

People’s Republic of China

(86) 755-89686292

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road

Suite 400

Wilmington, DE 19808
800-222-2122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies of all communications, including all communications sent to the agent for service, should be sent to:

Katherine J. Blair Manatt, Phelps & Phillips, LLP 11355 W. Olympic Blvd., Los Angeles, CA 90064 (310) 312-4252

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Highpower International, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (Registration Number 333-217294) filed by the Company with the U.S. Securities and Exchange Commission on April 13, 2017 (the “Registration Statement”) pertaining to the registration of the securities described in the Registration Statement.

On June 28, 2019, Highpower International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HPJ Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), HPJ Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent is owned by Mr. Dang Yu Pan, Chairman of the Board of Directors (the “Board”) and Chief Executive Officer and stockholder of the Company, Mr. Wen Liang Li, a director and stockholder of the Company, Mr. Wen Wei Ma, a stockholder of the Company, and Essence International Capital Limited, a company incorporated in Hong Kong (“Essence”). The Merger became effective on October 31, 2019 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, each share of the Company’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, other than shares of the Company’s common stock held by (a) Messrs. Pan, Li or Ma or their respective affiliates (collectively, the “Rollover Stockholders”) or Parent or, the Company or any of their respective subsidiaries or (b) stockholders who have validly exercised their appraisal rights under the General Corporation Law of the State of Delaware, were converted into the right to receive $4.80 in cash without interest (the “Merger Consideration”). In addition, at the Effective Time, each stock option to purchase shares of the Company’s common stock (each, an “Option”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) was canceled and converted into the right to receive, on the next regularly scheduled employee payroll date in the jurisdiction of the holder of such Option, an amount in cash equal to the product of the excess, if any, of the Merger Consideration over the exercise price per share of the Option. Each outstanding Option that has an exercise price equal to or greater than the Merger Consideration will be cancelled without the right to receive any consideration. At the Effective Time and following the contribution of the Rollover Shares (as hereinafter defined) to Parent, each unvested restricted share of Company common stock granted pursuant to an incentive award that is outstanding immediately prior to the Effective Time will be treated in the same manner as other outstanding shares of Company common stock at the Effective Time, as previously described herein.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, Guangdong on this 31st day of October, 2019.

HIGHPOWER INTERNATIONAL, INC.

By:	/s/ Shengbin (Sunny) Pan
Shengbin (Sunny) Pan Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.